As filed with the Securities and Exchange Commission on November 22, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MADISON BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-258073
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8615 Ridgely’s Choice Drive, Suite 111

Baltimore, MD 21236

(410) 529-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Madison Bancorp, Inc. 2011 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Michael P. Gavin	Joel E. Rappoport, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
Madison Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
8615 Ridgely’s Choice Drive, Suite 111	607 14th Street, NW, Suite 900
Baltimore, Maryland 21236	Washington, DC 20005
(410) 529-7400	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par Value	79,054 (2)	$8.10	$640,337.40	$74.00

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares to be issued pursuant to the Madison Bancorp, Inc. 2011 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Madison Bancorp, Inc., as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the shares which may be issued upon the exercise of options to purchase shares of Madison Bancorp, Inc. common stock to be granted under the Plan and shares which will be distributed upon the vesting of restricted stock awards.
(3)	Estimated solely for the purpose of computing the registration fee. In accordance with Rule 457(c) and (h) under the Securities Act, the maximum offering price per share is based on the average of the high and the low prices reported on November 17, 2011 for the shares that may be issued upon the exercise of options or vesting of awards to be granted under the Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a)

of the Securities Act of 1933, as amended, (the “Securities Act”), and 17 C.F.R. §230.462.

MADISON BANCORP, INC.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) & 2 (Registrant Information). The document containing the information for the Madison Bancorp, Inc. 2011 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Madison Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and filed on June 28, 2011.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, filed on August 11, 2011 and November 9, 2011, respectively.

(c) The description of the Registrant’s common stock contained in Registrant’s Form 8-A12G, as filed with the SEC on August 12, 2010 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act.

(d) Current Reports filed on Form 8-K filed on August 10, 2011, November 7, 2011 and November 16, 2011 (except for information furnished under Item 2.02 or Item 7.01 or any related exhibits under Item 9.01).

(e) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that the Corporation is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and only to the extent, specified in any Current Report on Form 8-K.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers and Plan Administrator

The Articles of Incorporation of Madison Bancorp, Inc. provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

3.1	Articles of Incorporation of Madison Bancorp, Inc.[1]

3.2	Bylaws of Madison Bancorp, Inc.[2]

5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued

23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the opinion included as Exhibit 5.0)

23.2	Consent of Rowles & Company, LLP

24.0	Power of Attorney (contained on the signature page)

99.1	Madison Bancorp, Inc. 2011 Equity Incentive Plan[3]

99.2	Form of Equity Incentive Plan Award Agreements

[1]	Incorporated by reference to Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 (File No. 333-167455) filed with the SEC on August 12, 2010.

[2]	Incorporated by reference to Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 (File No. 333-167455) filed with the SEC on August 12, 2010.
[3]	Incorporated herein by reference to Appendix D in the definitive proxy statement (File No. 000-54081) filed with the SEC on October 11, 2011.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Madison Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland on this 21st day of November 2011.

MADISON BANCORP, INC.

By:	/s/ Michael P. Gavin
Michael P. Gavin
President and Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Gavin) constitutes and appoints Michael P. Gavin, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael P. Gavin Michael P. Gavin	President, Chief Executive Officer and Director (principal executive officer)	November 21, 2011

/s/ Paul A. Lovelace Paul A. Lovelace	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	November 21, 2011

/s/ David F. Wallace David F. Wallace	Chairman of the Board of Directors	November 21, 2011

/s/ Frederick L. Berk Frederick L. Berk	Director	November 21, 2011

/s/ Richard F. Funke Richard F. Funke	Director	November 21, 2011

/s/ Clare L. Glenn Clare L. Glenn	Director	November 21, 2011

/s/ Melody P. Kline Melody P. Kline	Director	November 21, 2011

/s/ Brian D. Brunner Brian D. Brunner	Director	November 21, 2011

/s/ Jaynee S. Agnone Jaynee S. Agnone	Director	November 21, 2011

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Articles of Incorporation of Madison Bancorp, Inc.	Incorporated by reference.

3.2	Bylaws of Madison Bancorp, Inc.	Incorporated by reference.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in the opinion included as Exhibit 5.0.

23.2	Consent of Rowles & Company, LLP	Filed herewith.

24.0	Power of Attorney	Located on the signature page.

99.1	Madison Bancorp, Inc. 2011 Equity Incentive Plan	Incorporated by reference.

99.2	Form of Equity Incentive Plan Award Agreements	Filed herewith.